Exhibit 10.4
CALM SEAS CAPITAL, LLC
377 S. NEVADA ST.
CARSON CITY, NEVADA 89703

September 14, 2009

Kim Thompson, CEO
Kraig Biocraft Laboratories, Inc.
120 N. Washington Square, Suite 805
Lansing, MI 48933

In Re: Proposed Equity Line Transaction - Amended Term Sheet

Dear Mr. Thompson:

This Letter is to serve as a binding Memorandum of Understanding for an Equity Line transaction by Calm Seas Capital, LLC (“Investor”) and Kraig Biocraft Laboratories, Inc. (the “Company”) in accordance with the terms and conditions on the attached Amended Term Sheet, which is hereby incorporated herein by reference. You will note that the Term Sheet contains certain covenants by, and limitations upon, you, as the Company’s primary officer. If this transaction is acceptable to the Company, on the one hand, and to you, individually, on the other hand, please so indicate by signing and dating where indicated below and returning this Letter MOU to us.  In addition, please initial each of the pages of the attached Term Sheet and return it to us with the accepted Amended Letter MOU.

Yours truly,
CALM SEAS CAPITAL, LLC

By:  /s/  Michael McCarthy

AGREEMENT and ACCEPTANCE

The foregoing Amended Letter MOU together with the attached and incorporated Amended Term Sheet is approved as of this 14th day of September, 2009:

KRAIG BIOCRAFT LABORATORIES, INC.

By:        /s/Kim Thompson
     Kim Thompson, CEO

KIM THOMPSON (individually)

          /s/Kim Thompson

KRAIG BIOCRAFT LABORATORIES, INC.

AMENDED TERM SHEET
(September 14, 2009)

Issuer:	Kraig Biocraft Laboratories, Inc. (OTC BB: KBLB)

Offering:	Up to $1,000,000 in shares of Common Stock

Investor(s):	Calm Seas Capital, LLC, as lead investor, and associated entities

Bridge Investment:
$120,000, of which $100,000 shall be paid within five (5) days of the acceptance of this Term Sheet (“Commitment Date”) and the balance shall be paid prior to the filing of Form S-1 with the Securities and Exchange Commission, for the purchase of Units consisting of Convertible Debentures and cashless Common Stock Purchase Warrants (see below). Payments of the bridge investment shall be by wire transfer

Convertible
Debentures:
The debentures shall be in the face amount of $10,000 each, mature on December 31, 2010, bear interest at the rate of 5% simple interest per annum, payable at maturity or convertible with the principal, and the principal and interest shall be convertible at the option of the holder at a fixed price of $.018 per share; the debentures cannot be repaid from the proceeds of the Equity Line

Warrants:
Each debenture shall have a warrant attached exercisable for the purchase of 500,000 shares; the warrants shall expire on December 31, 2011, have a cashless exercise provision, and be exercisable at a fixed price of $.02

Execution Date:	The Execution Date is the date on which the final documents for the Equity Line of Credit are signed by both the Company and the Investor(s)

Structure:	Equity Line of Credit, with monthly puts (1 per month) against the Commitment Amount, during the “Term”

Use of Proceeds:	Working capital, as more specifically described in the schedule and on the timeline to be attached to the final documents as the “Schedule of Use of Proceeds”

Term:	The Term shall be that period commencing with the Effective Date and ending on the earlier of (a) the drawing down of the entire Commitment Amount or (b) that date 24 months after the Effective Date

Commitment
Amount:
The Investor(s) shall commit to purchase up to $1,000,000 of the Company’s Common Stock over the course of no more than 24 months (the “Commitment Period”) after the date a registration statement for the resale of the Common Stock has been declared effective (the “Effective Date”) by the U.S. Securities and Exchange Commission (“SEC”)

First Put:	The Company may issue its first “Put Notice” during the first 5 business days of the month succeeding the month in which the Effective Date occurs

Calculation of
Put Amount:
Prior to the end of each calendar month, the Company shall determine its working capital needs (consistent with the Schedule of Use of Proceeds) and, subject to the Put Ceiling and Put Floor, by the fifth business day of the following month shall deliver to Investor(s) a “Put Notice” for the necessary amount; the date of delivery of the Put Notice shall be the “Put Date”

Put Ceiling:
The maximum amount which the Company shall be entitled to request by each Put shall be the lesser of (a) $75,000 or (b) 200% of the average daily volume (“ADV”) multiplied by the average of the daily closing prices for the ten (10) trading days immediately preceding the Put Date.  The ADV shall be computed using the 10 trading days prior to the Put Date.

Put Floor:
The Company shall automatically withdraw that portion of the Put Notice amount if the Market Price with respect to that put does not meet the Minimum Acceptable Price, which is defined as 75% of the average closing “bid” price for the Common Stock for the 10 trading days prior to the Put Date

Put by Mutual
Agreement:
Notwithstanding the ceiling for each Put, as described above, at any time either as a part of a monthly Put or as an additional Put(s) during a month, the Company may request permission to request funds in excess of the Put Ceiling for such month and may deliver to Investor(s) a Put or Puts in excess of the Put Ceiling, which Put or Puts Investor(s) may fund, in its/their sole discretion, subject to the terms and conditions herein applicable to the monthly Puts.

Pricing Period:	The five (5) consecutive trading days immediately after the Put Date.

Market Price:	The lowest closing “bid” price of the Common Stock during the Pricing Period.

Purchase Price:	The purchase price shall be eighty percent (80%) of the Market Price.

Put Closing Date:
7 business days after the Put Date; the Investor shall make the investment required by the Put Notice, subject to the Put Ceiling, by the 7th business day after the Put Notice, not counting the day the notice is given.  Payments of the Puts shall be made by wire transfer

Registration
Statement:
The Investor will work with the Company to have a registration statement covering the Common Stock (or a portion thereof if there is a Rule 415 cutback - see below) prepared and filed by corporate counsel as recommended by the Investor, within 75 days after the Execution Date.  Such Registration Statement shall be prosecuted with all due speed to be declared effective within 120 days after the Effective Date.

Expenses:
The Investor agrees to pay all expenses related to the preparation of the final documents to be signed on the Execution Date and all expenses related to the filing and prosecution of the Registration Statement.  The Investor will select counsel of its choice to prepare the documents.

Commitment Fee:	Waived

Rule 415
Cutback:
In the event that the SEC objects to the number of shares proposed to be registered, the Company shall use its best efforts to register the maximum number of shares permissible by the SEC to retain the status of the offering as a secondary offering under SEC Rule 415.

Equity Issuance
Restriction:
The Company agrees not to issue any equity or equity equivalents (exercisable or convertible into equity securities), including those on Form S-8, (other than those hereunder) in an amount which would exceed 5% of the Company’s issued and outstanding shares without the prior written consent of the Investor.  This Equity Issuance Restriction will remain in effect until the earlier of (a) thirty (30) days after the issuance to Investor of all registered Common Stock, (b) thirteen (13) months after the effective date of the Registration Statement, or (c) the termination of this Equity Line of Credit

Covenants:
1.  During the Term, the Company shall maintain the effectiveness of the Registration Statement
2.  During the Term, the Company shall maintain its status as a company trading on the OTC BB
3.  During the Term, the Company shall timely file all required SEC reports
4.  Proceeds from the Puts shall be used only as set forth in the Schedule of Use of Proceeds without the written approval of a variation by the Investor(s)
5.  During the Term, the Company shall maintain its existing R&D contracts and relationships
6.  Company shall maintain a contractual relationship for the performance of financial public relations services for a period of 36 months from the effective date, with the extent of the costs of such services to be proportional to the size and growth of the Company

Short Sales:	During the Term, the Investor agrees not to engage in any short selling of the Company’s Common Stock

Exclusivity:
From the date of the execution of this Amended Term Sheet until the Effective Date, the Company shall not pursue any other transaction of the nature contemplated herein with any other person unless and until good faith negotiations with the Investor have been terminated.